Exhibit 10.1
AMENDMENT NO. 1
TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 1 (“Amendment”) dated as of May 4, 2020 (the “First Amendment Date”) to the Agreement, as defined below, is entered into by and among Astronics Corporation (“Borrower”), certain lenders under the Agreement (the “Lenders”) and HSBC Bank USA, National Association, as agent for the Lenders under the Agreement (“Agent”), and as the Swingline Lender and Issuing Bank. Terms used herein and not otherwise defined are used with their defined meanings from the Agreement.

Recitals

A. The Borrower, the Agent and the Lenders are the parties to a Fifth Amended and Restated Credit Agreement dated as of February 16, 2018 (the “Agreement”).
B. Pursuant to Section 9.14 of the Credit Agreement, the Borrower has requested that the Agent and the Lenders amend certain terms of the Credit Agreement.
C. The Lenders and the Agent are agreeable to the foregoing to the extent set forth in this Amendment.
D. The Borrower and each of the Guarantors will benefit from the changes to the Agreement set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and of the loans or other extensions of credit heretofore, now or hereafter made by the Lenders to, or for the benefit of, the Borrower and its Subsidiaries, the parties hereto agree as follows:

1. Conditions Precedent to this Amendment. This Amendment shall be effective as of the date first written above once the following conditions precedent are satisfied:
1.1 Amendment Documentation. The Agent shall have received a copy of this Amendment executed by all parties hereto.
1.2 No Default. As of the date hereof, after giving effect hereto, no Default or Event of Default shall have occurred and be continuing.
1.3 Representations and Warranties. The representations and warranties contained in the Agreement shall be true, correct and complete as of the date hereof as though made on such date, except to the extent such representations and warranties are expressly limited to a specific date.
1.4 Payment of Fee. The Borrower shall have paid to the Agent, for the ratable benefit of each Lender that has provided its signature hereto to the Agent no later than 12:00 pm, New York City time by May 4, 2020 a consent fee in the amount of 15 basis points of the Commitment for each Lender that so consents (the “Closing Date Consent Fee”). Any fees required to be paid on or before the effectiveness of this Amendment (including, without limitation, the Closing Date Consent Fee) shall have been paid.
2. Amendments. The Agreement is amended as follows:
2.1 Article I entitled “Definitions” is amended by deleting the present definitions of “ABR” or “Alternate Base Rate”, “Applicable Commitment Fee Rate”, “Applicable Margin”, “LIBOR Rate”, “Maximum Limit”, “ Threshold Amount” and “Total Revolving Credit Commitment” and replacing them with the following definitions:
“ABR” or “Alternate Base Rate” - For any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (i) the Prime Rate, (ii) the Federal Funds Effective Rate from time to time in effect plus 0.5%, (iii) the 30-Day LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% or (iv) two percent (2%). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Libor Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Libor Rate, respectively.
“Applicable Commitment Fee Rate” - (i) Initially, until changed in accordance with the following provisions, the Applicable Commitment Fee Rate shall be 0.35%; and (ii) commencing with the fiscal quarter of Borrower following the expiration of the Suspension Period, and continuing with each fiscal quarter thereafter, the Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Level	Leverage Ratio	Commitment Fee

1	< 1.5 to 1.0	0.10%
2	> 1.5 to 1.0 but < 2.0 to 1.0	0.125%
3	>2.0 to 1.0 but < 3.0 to 1.0	0.15%
4	> 3.0 to 1.0 but < 3.5 to 1.0	0.175%
5	>3.5 to 1.0 but < 4.0 to 1.0	0.20%
6	>4.0 to 1.0	0.35%

Changes in the Applicable Commitment Fee Rate shall become effective three (3) Business Days immediately following the date of delivery by Borrower to the Agent of a financial statement and a Compliance Certificate required to be delivered pursuant to Sections 5.2(a) and (b) of this Agreement, and shall be based upon the Leverage Ratio in effect at the end of the financial period covered by such financial statement and Compliance Certificate. Notwithstanding the foregoing provisions, during any period when the Borrower has failed to deliver such a financial statement and Compliance Certificate when due, the Applicable Commitment Fee Rate shall be applied at Level 6 above as of the first Business Day after the date on which such financial statement and Compliance Certificate were required to be delivered, regardless of the Leverage Ratio at such time, until the date the required financial statement and Compliance Certificate have been delivered. Any changes in the Applicable Commitment Fee Rate shall be determined by the Agent in accordance with the provisions set forth in this definition and the Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Agent shall be conclusive absent manifest error.

“Applicable Margin” - (i) Initially, until changed in accordance with the following provisions, the Applicable Margin shall be 1.25% for ABR Loans and 2.25% for Libor Loans; (ii) commencing with the fiscal quarter of Borrower following the expiration of the Suspension Period, and continuing with each fiscal quarter thereafter, the Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio:

Level	Leverage Ratio	Libor Rate Option	ABR Option

1	< 1.5 to 1.0	1.0%	0%
2	> 1.5 to 1.0 but < 2.0 to 1.0	1.125%	0.125%
3	> 2.0 to 1.0 but < 3.0 to 1.0	1.25%	0.25%
4	> 3.0 to 1.0 but < 3.5 to 1.0	1.375%	0.375%
5	> 3.5 to 1.0 but < 4.0 to 1.0	1.50%	0.50%
6	> 4.0 to 1.0	2.25%	1.25%
Changes in the Applicable Margin shall become effective three (3) Business Days immediately following the date of delivery by Borrower to the Agent of a financial statement and a Compliance Certificate required to be delivered pursuant to Sections 5.2(a) and (b) of this Agreement, and shall be based upon the Leverage Ratio in effect at the end of the financial period covered by such financial statement and Compliance Certificate. Notwithstanding the foregoing provisions, during any period when the Borrower has failed to deliver such financial statement and Compliance Certificate when due, the Applicable Margin shall be applied at Level 6 above as of the first Business Day after the date on which such financial statement and Compliance Certificate were required to be delivered, regardless of the Leverage Ratio at such time, until the date the required financial statement and Compliance Certificate have been delivered. Any changes in the Applicable Margin shall be determined by the Agent in accordance with the provisions set forth in this definition and the Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Agent shall be conclusive absent manifest error.

“Libor Rate” - the reserve adjusted rate of interest per annum determined by HSBC Bank to be applicable to any selected Interest Period appearing on the ICE Benchmark Administration (or any successor thereto approved by HSBC Bank in its reasonable discretion), as published by Reuters or other commercially available source providing quotations of LIBOR (“LIBOR”) as selected by HSBC Bank in its reasonable discretion from time to time, as determined for each Interest Period at approximately 11:00 a.m. (London time), on a Libor Interest Determination Date prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of the applicable Interest Period) with a term equivalent to such Interest Period; provided, however, if any such rate of interest is less than one, the Libor Rate shall be deemed to be one percent (1%).

“Maximum Limit” - The maximum aggregate amount which the Borrower can borrow from time to time under the Revolving Credit which on the date of this Agreement is $375,000,000.

“Threshold Amount” - As of any date, the greater of $25,000,000 or 10% of Borrower’s Consolidated Net Tangible Assets as of the last fiscal quarter of the Borrower most recently ended, for which financial statements are available or required to be delivered under Section 5.2 of this Agreement. For the avoidance of doubt for purposes of Sections 6.1(g) and 6.3(c), any subsequent change in the Threshold Amount occurring after any Indebtedness was incurred or Investment was made will not result in a violation of this Agreement so long as such Indebtedness or Investment was permitted when incurred, made or taken, provided that during the Suspension Period, the term “Threshold Amount” as used in the definition of “Material Indebtedness”, Section 6.1 and 6.3(c) of the Agreement shall be $5,000,000.

“Total Revolving Credit Commitment” - The sum of the Revolving Credit Commitments of the Lenders, as in effect from time to time. Commencing on the First Amendment Date, the Total Revolving Credit Commitment is equal to $375,000,000.

2.2 Article I entitled “Definitions” is further amended to add the following new definitions in the appropriate alphabetical order:

“Benchmark Replacement” - The sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, or one during the Suspension Period, the Benchmark Replacement will be deemed to be one for the purposes of this Agreement.
“Benchmark Replacement Adjustment” - With respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” - With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” - The earlier to occur of the following events with respect to LIBOR:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” - The occurrence of one or more of the following events with respect to LIBOR:
(a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;
(b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” - (a) In the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent by notice to the Borrower, so long as the Agent has not received, by such date, written notice of objection to such Early Opt-In Election from the Borrower.
“Benchmark Unavailability Period” - If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.8 and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to the Section 2.8.

“Consolidated Cash Balance” - At any time, (a) the aggregate amount of cash, Cash Equivalents (as defined in Section 6.3), marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (either directly or indirectly), credited to the account of or that would otherwise be required to be reflected as an asset on the balance sheet of the Borrower or any of its Subsidiaries less (b) the sum of (i) any restricted cash or Cash Equivalents to pay royalty obligations, working interest obligations, suspense payments, severance taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Borrower or any Subsidiary to third parties and for which the Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers (or, in the Borrower’s discretion, expects to issue checks or initiate wires or ACH transfers within 10 Business Days) in order to pay, (ii) other amounts for which the Borrower or a Subsidiary has issued checks or has initiated wires or ACH transfers but have not yet been subtracted from the balance in the relevant account of the Borrower or such Subsidiary and (iii) any cash or Cash Equivalents of the Borrower or any Subsidiary (x) constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits or (y) placed on deposit or in escrow with a trustee to discharge or defease indebtedness.
        “Early Opt-in Election” - the occurrence of:
(a) the determination by the Agent that with respect to LIBOR, similar United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.28, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(b) the election by the Agent to declare that an Early Opt-in Election has occurred and the provision by the Agent of written notice of such election to the Borrower.
“First Amendment Date” - May 4, 2020.
“Federal Reserve Bank of New York’s Website” - The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
        “LIBOR” - As defined in the definition of “Libor Rate”.
“Liquidity” - At any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries that would appear on the consolidated balance sheet of the Borrower and its Subsidiaries at such time plus (b) the aggregate amounts of the unused Revolving Credit Commitments at such time.
“Relevant Governmental Body” - The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Regulatory Debt Facility” – With respect to the Borrower or any of its Subsidiaries, Indebtedness entered into pursuant to the laws, rules, or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) promulgated under the Coronavirus Aid, Relief and Economic Security Act or any other legislation, regulation, act, or similar law in response to, or related to the effect of, COVID-19, in each case, as amended from time to time, provided the terms of and security for, such Indebtedness has been approved of, in writing, by the Required Lenders in their reasonable discretion.
“SOFR” - With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Suspension Period” - The period from the First Amendment Date until June 30, 2021.
“Term SOFR” - The forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” - The Benchmark Replacement excluding the Benchmark Replacement Adjustment.
2.3 Section 2.1 of the Agreement entitled “Revolving Credit” is amended to add the following new subsection (d):
(d) Maximum Consolidated Cash Balance: Notwithstanding anything to the contrary in this Agreement, no Revolving Loans shall be requested or made during the Suspension Period if, immediately prior to the making of such Revolving Loan and immediately after giving effect thereto (including the application of the proceeds thereof) the Consolidated Cash Balance exceeds $100,000,000.
2.4 Section 2.7 of the Agreement entitled “Prepayments and Payments” is amended to add the following new subsection (c):

(c) Mandatory Prepayments - Excess Cash Balances: If on the last Business Day of each calendar month during the Suspension Period, the Borrower’s Consolidated Cash Balance exceeds $100,000,000, the Borrower shall prepay, within five (5) Business Days, a principal amount of Revolving Loans in an amount equal to such excess Consolidated Cash Balance. Notwithstanding anything to the contrary contained in this Agreement, any such mandatory prepayment shall not require a payment of accrued interest on the principal amount prepaid on the date of such prepayment.

2.5 The following is added to the Agreement as a new Section 2.28:
“2.28 Effect of Benchmark Transaction Event.
(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other document executed in connection herewith, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to Benchmark Transaction Event will become effective at 5:00 p.m. (New York time) on the tenth (10th) Business Day after the Agent has provided such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early-Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Article titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.
(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other document executed in connection herewith, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent pursuant to this Section 2.28, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Agent’s sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.28.
(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Libor Loan of, conversion to or continuation of Libor Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted, any such request into a request for a Loan of or conversion to Prime Rate Loan.
(e) Limitation on Agent Responsibility. The Agent does not warrant or accept any responsibility for, and shall not have any liability in respect to (a) the administration of, submission of or any other matter related to LIBOR, any component definition thereof or rates reference in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value of economic equivalence of, LIBOR or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

2.6 Section 5.2 of the Agreement is deleted in its entirety and replaced with the following:
“5.2 Financial Reporting Requirements. Furnish to the Agent and each Lender (a) within forty-five (45) days after the end of each of the first three quarters of each of its fiscal years, unaudited financial statements of the Borrower and its Subsidiaries, which statements shall consist of Consolidated and summary consolidating balance sheets as of the end of such quarter, and related statements of income, covering the period from the end of the Borrower’s immediately preceding fiscal year to the end of such quarter certified to be correct by the President, Chief Executive Officer, Executive Vice-President-Finance or Treasurer of the Borrower, who shall also furnish to the Agent and each Lender a duly completed and executed Compliance Certificate; (b) within ninety (90) days after the end of each of its fiscal years, audited Consolidated financial statements of the Borrower and its Subsidiaries, which shall consist of a Consolidated and consolidating balance sheet as of the end of such year and the related statements of income, retained earnings and cash flows covering such fiscal year, audited by and together with an opinion of, in the case of such Consolidated financial statements, Ernst & Young LLP, or other independent certified public accountants satisfactory to the Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception, together with a Compliance Certificate from the President, Executive Vice President-Finance or Treasurer of the Borrower; (c) promptly, after their preparations copies of all such proxy statements, financial statements and reports which the Borrower sends to its stockholders, and copies of all regular, periodic and special reports, as well as all registration statements, which the Borrower files with the Securities and Exchange Commission; (d) upon reasonable request, and if applicable, promptly after the filing thereof with the Pension Benefit Guaranty Corporation, a copy of each annual report filed with respect to each Plan; (e) by the end of each of its fiscal years, a forecast of the statements of income and cash flows as of and through the close of its following fiscal year of the Borrower and the Subsidiaries; (f) from the First Amendment Date through delivery of the Borrower’s quarterly financial statements for the quarter ending September 30, 2021, monthly, within fifteen (15) days after the end of each month, a certificate of the Borrower certifying to compliance with the liquidity covenant set forth in Section 6.15 of this Agreement; and (g) such additional information, reports or statements (including, without limitation, a duly completed and executed Compliance Certificate) as the Agent may from time to time reasonably request regarding the financial and business affairs of the Borrower and the Subsidiaries.
2.7 Section 6.1 of the Agreement entitled “Indebtedness” is deleted in its entirety and replaced with the following:
“6.1 Indebtedness. Neither the Borrower nor any Subsidiary will create, incur, assume or suffer to exist any Indebtedness except (a) to the Agent and the Lenders, (b) as set forth on Schedule 6.2 attached hereto, (c) Indebtedness owed by a Subsidiary to the Borrower or to another Subsidiary or by the Borrower to a Subsidiary (which, with respect to Indebtedness not existing on the First Amendment Date owing to the Borrower or a Guarantor from Subsidiaries that are not Guarantors, from the First Amendment Date to the date of delivery of a Compliance Certificate showing compliance with Section 6.13 for the fiscal quarter ending June 30, 2022, shall not exceed $5,000,000 at any one time outstanding), in each case made in the ordinary course of business including, without limitation, in connection with a Permitted Acquisition, (d) Indebtedness incurred for Capital Leases of fixed assets or fixed asset purchases, provided that after taking into effect such Indebtedness, (i) the Borrower is in compliance with Section 6.13 on a pro-forma basis or (ii) from the First Amendment Date through June 30, 2022, new Indebtedness incurred during such period shall not exceed $2,000,000 at any one time outstanding, (e) Subordinated Indebtedness or Indebtedness under Unsecured Notes with maturity dates after the Revolving

Credit Maturity Date including guaranties thereof, provided that after taking into effect such Indebtedness, (i) the Borrower is in compliance with (A) Section 6.13 (except during the Suspension Period), (B) during the Suspension Period, Section 6.14, (C) through September 30, 2021, Section 6.15, each on a pro-forma basis, (ii) the Borrower delivers to the Agent a certificate signed by the Executive Vice President-Finance or Treasurer of the Borrower certifying (1) the stated maturity date of such Indebtedness, (2) that no Default or Event of Default is then in existence or would be caused by the issuance of such Subordinated Indebtedness or Unsecured Notes and (3) the Borrower is in compliance with (I) Section 6.13 (except during the Suspension Period), (II) during the Suspension Period, Section 6.14 and (III), through September 30, 2021, Section 6.15, in each case both immediately before and after giving pro-forma effect to the incurrence of such Indebtedness, and (iii) from the First Amendment Date through June 30, 2022, the terms and conditions of such Indebtedness have been reasonably approved by the Agent, (f) Indebtedness incurred under Hedge Agreements entered into for the purposes of mitigating interest rate or foreign currency risk, (g) any other Indebtedness which does not cause the then outstanding amount of the Indebtedness of the Borrower and its Subsidiaries incurred pursuant to this clause (g), after giving pro-forma effect to such incurrence, to exceed the Threshold Amount, determined as of the date of such incurrence and (h) Indebtedness incurred in connection with a Regulatory Debt Facility; provided that Borrower or any Subsidiary may exchange, refinance or refund any such Indebtedness described in clause (b) or (g) hereof if the aggregate principal amount thereof (or Capital Lease Obligation in the case of a Capital Lease or present value, based on the implicit rate, in the case of a Synthetic Lease) is not increased (other than in connection with the capitalization of interest.”
2.8 Section 6.2 of the Agreement, entitled “Encumbrances” is amended so that subsection (i) is deleted and replaced with the following:
“(i) liens on assets securing Indebtedness permitted by Section 6.1(a), (b), (d), (f), (g) or (h) hereof.”
2.9 Section 6.4 of the Agreement, entitled “Equity Interest Repurchases and Dividends” is deleted in its entirety and replaced with the following:
“6.4 Equity Interest Repurchases and Dividends. Neither the Borrower nor any Subsidiary will, directly or indirectly make any repurchase or repurchases of Equity Interests in the Borrower or any Subsidiary or pay any dividend, except for:
        (a) the repurchase by a Subsidiary of Equity Interests owned by the Borrower or another Subsidiary;
        (b) the payment of a dividend by a Subsidiary to the Borrower or to another Subsidiary;

(c) dividends paid in Equity Interests, provided that no such dividends may be paid during the Suspension Period; and
(d) any other repurchases made or dividends paid, provided that:
(i) promptly following the approval of any stock repurchase program or any cash dividend by the Board of Directors of the Borrower, the Borrower shall have provided written notice to the Agent of such approval with a description of the stock repurchase program or dividend;
(ii) after giving effect to such repurchases or the payment of such dividends pursuant to clause (d), the Borrower is in compliance with the Leverage Ratio on a pro-forma basis and has at least $10,000,000 of unused availability under the Revolving Credit and no Default or Event of Default is then in existence; and
(iii) no such repurchase shall be made or dividends paid pursuant to this subsection (d) prior to the delivery of a Compliance Certificate demonstrating compliance with Section 6.13 for the fiscal quarter ending June 30, 2022.”
2.10 Section 6.7 of the Agreement entitled “Consolidation, Merger, Acquisitions, Asset Sales, etc.” is amended so that subsection (c) is deleted and replaced with the following:
(c) Permitted Acquisitions. Any acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of any other Person or of Equity Interests of any other Person that becomes a Subsidiary as result thereof (in either case, such Person being the “Target”) in a related line of business, or assets constituting all or substantially all of a division or product line of a Target in a related line of business, so long as Borrower delivers to the Agent and the Lenders a certificate in form and content satisfactory to the Agent (“Acquisition Certificate”) indicating that (i) immediately prior to contracting for or consummating such acquisition there does not exist, and there does not occur as a direct or indirect result of the consummation of such acquisition, any Event of Default or Default, (ii) Borrower is in compliance with the Financial Covenant on a pro-forma basis as of the last fiscal quarter of Borrower most recently ended for which financial statements are then available or required to be delivered under Section 5.2 of this Agreement assuming the acquisition had been consummated during such quarter (and giving effect to the increase in the Leverage Ratio permitted following a Permitted Acquisition), and Borrower demonstrates based on pro-forma projections covering the four fiscal quarters of the Borrower following the date of such Acquisition Certificate that Borrower will be in compliance with the Financial Covenant upon and after consummation of such acquisition (giving effect to the increase in the Leverage Ratio permitted following a Permitted Acquisition) and that the Borrower has at least $10,000,000 of unused availability under the Revolving Credit, (iii) such acquisition is being completed on a non-hostile basis without opposition from the board of directors, managers or equity owners of the Target, and (iv) with respect to any assets or Equity Interest of any Person acquired directly or indirectly pursuant to any such acquisition, there are no liens thereon other than Permitted Encumbrances (each such acquisition, including any such acquisition specifically consented to is, a “Permitted Acquisition” and all such acquisitions, the “Permitted Acquisitions”), provided however no such Permitted Acquisition shall be made prior to the delivery of a Compliance Certificate demonstrating compliance with Section 6.13 for the fiscal quarter ending June 30, 2022.”

2.11 Section 6.13 of the Agreement entitled “Maximum Leverage Ratio” is deleted and replaced with the following:
“6.13 Maximum Leverage Ratio. The Borrower will not permit, as of the end of any fiscal quarter set forth below, the Leverage Ratio to exceed the ratio set forth below:

Quarter Ending:	Ratio:
March 31, 2018 - December 31, 2019	3.75x
March 31, 2020 - June 30, 2021	Suspended
September 30, 2021	6.00x
December 30, 2021	5.50x
March 31, 2022	4.50x
June 30, 2022 and thereafter	3.75x
provided, however, commencing June 30, 2022, if no Default or Event of Default exists, the Borrower may, upon the occurrence of a Material Acquisition, elect to increase the Maximum Leverage Ratio for the Post-Acquisition Fiscal Quarter End Dates (as hereafter defined), provided that the Leverage Ratio may not exceed 4.5 to 1.0, and that the Borrower may not exercise this right more than three (3) times after the Closing Date. “Material Acquisition” means one (1) or more Permitted Acquisitions in a four (4) fiscal quarter period for, in the aggregate, consideration in excess of $40,000,000. “Post-Acquisition Fiscal Quarter End Dates” means the end of the fiscal quarter in which the Borrower elects to exercise the increased Maximum Leverage Ratio in accordance with this Section 6.13 and the end of the next three (3) fiscal quarters, unless the Borrower elects to exercise the increased Maximum Leverage Ratio within the last 45 days of any fiscal quarter, then “Post-Acquisition Fiscal Quarter Ends” means the end of such fiscal quarter in which the Borrower elects to exercise the increased

Maximum Leverage Ratio, and the end of the immediately following four (4) fiscal quarters.”
2.12 The following is added to the Agreement new Section 6.14, entitled “Minimum Interest Coverage Ratio”:
“6.14 Minimum Interest Coverage Ratio. From the First Amendment Date through the end of the Suspension Period, the Borrower will not permit, as of the end of any fiscal quarter set forth below, the ratio of the Consolidated EBITDA of the Borrower and its Subsidiaries to Consolidated Interest Expense calculated on a Rolling Four-Quarter Basis to be less than the amount set forth below.

Quarter Ending:	Ratio:
June 30, 2020	1.75x
September 30, 2020	1.75x
December 31, 2020	1.75x
March 31, 2021	1.50x
June 30, 2021	1.75x
2.13 The following is added to the Agreement as new Section 6.15, entitled “Liquidity”:
“6.15 Minimum Liquidity. The Borrower will not permit Liquidity, as of any date from the First Amendment Date through the date of delivery of a Compliance Certificate for the fiscal quarter ending September 30, 2021 to be less than $180,000,000.”
2.14 Schedules 2.1, 4.11, 6.2 and 6.3 are deleted and replaced by new Schedules 2.1, 4.11, 6.2 and 6.3 attached hereto.
2.15 The form of Compliance Certificate attached to the Agreement as Exhibit C is deleted and replaced with the form of Compliance Certificate attached as Exhibit A to this Amendment.
3. Reaffirmations.
3.1 The Borrower hereby acknowledges and reaffirms the execution and delivery of its Second Amended and Restated General Security Agreement dated as of July 18, 2013 and as supplemented prior to the date hereof (collectively, the “Borrower Security Agreement”), and agrees that the Borrower Security Agreement shall continue in full force and effect and continue to secure the “Obligations” as defined therein, including all indebtedness to the Agent, the Lenders and the Issuing Bank arising under or in connection with the Agreement, as amended hereby, and any renewal, extension or modification thereof, and the documents executed in connection therewith. The Borrower further acknowledges and reaffirms the authorization of any financing statements filed against the Borrower in connection with the Borrower Security Agreement and acknowledges, reaffirms, ratifies and agrees that the filing of such financing statement or financing statements shall continue in full force and effect and continue to perfect the Agent’s security interest in any and all collateral described therein granted to the Agent, for the benefit of the Agent and the Lenders, by the Borrower under the Borrower Security Agreement or otherwise.
3.2 Each of the Guarantors hereby acknowledges and reaffirms the execution and delivery of its respective Guaranty (collectively, the “Guaranty”) and its respective Security Agreement (collectively, the “Guarantor Security Agreement”), and agrees that such Guaranty and the Guarantor Security Agreement shall continue in full force and effect and continue to guarantee or secure, as applicable, all “Obligations” as defined therein, including all indebtedness of the Borrower to the Agent, the Lenders and the Issuing Bank arising under or in connection with the Agreement, as amended hereby, and any renewal, extension or modification thereof, and the documents executed in connection therewith. Each Guarantor further acknowledges and reaffirms the authorization of any financing statements filed against such Guarantor in connection with the Guarantor Security Agreement and acknowledges, reaffirms, ratifies and agrees that the filing of such financing statement or financing statements shall continue in full force and effect and continue to perfect the Agent’s security interest in any and all collateral described therein granted to the Agent by such Guarantor under the General Security Agreement or otherwise.
4. Other.
4.1 This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or email scanned image, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email scanned image to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by email as a defense to the formation of a contract and each party forever waives such defense.
4.2 This Amendment shall be governed by and construed under the internal laws of the State of New York, as the same may be in effect from time to time, without regard to principles of conflicts of law.
4.3 Borrower shall take such other and further acts, and deliver to the Agent and the Lenders such other and further documents and agreements, as the Agent shall reasonably request in connection with the transactions contemplated hereby.
4.4 Within five (5) Business Days of demand, Borrower shall pay to Agent, for the ratable benefit of each Lender that provides an executed lender consent to the Agent after

12:00 pm, New York City time on May 4, 2020, but no later than 12:00 pm, New York City time by May 8, 2020, a consent fee in the amount of 15 basis points of the Commitments for each such Lender (the “Post-Closing Date Consent Fee”, and together with the Closing Date Consent Fee, the “Consent Fee”).

[Signature Page Follows]

Doc #5861411.10

The parties hereto have caused this Amendment to be duly executed as of the date shown at the beginning of this Amendment.

ASTRONICS CORPORATION

By: /s/ David C. Burney
        David C. Burney
        Vice President - Finance

Consented to, and Agreed, as of the date of this Amendment by the following Guarantors:

ASTRONICS ADVANCED ELECTRONIC
SYSTEMS CORP.
ASTRONICS CUSTOM CONTROL CONCEPTS INC.
Armstrong Aerospace, Inc.
LUMINESCENT SYSTEMS, INC.
Astronics DME LLC
BALLARD TECHNOLOGY, INC.
MAX-VIZ, INC.
ASTRONICS AEROSAT CORPORATION
PECO, INC.
ASTRONICS TEST SYSTEMS INC.

By: /s/ David C. Burney
        David C. Burney, Treasurer

[Signature Page S-1 to Astronics Amendment No. 1]

HSBC BANK USA, NATIONAL ASSOCIATION
as Agent

By: /s/ Anna LoPiccolo
Name: Anna LoPiccolo
Title: Director- Head of Loan Agency

[Signature Page S-2 to Astronics Amendment No. 1]

HSBC BANK USA, NATIONAL ASSOCIATION
as a Lender, Swingline Lender and Issuing Bank

By: /s/ Shaun R. Kleinman
Name: Shaun R. Kleinman
Title: Senior Vice President

[Signature Page S-3 to Astronics Amendment No. 1]

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By: /s/ Michael J. Prendergast
Name: Michael J. Prendergast
Title: Vice President

[Signature Page S-4 to Astronics Amendment No. 1]

TRUIST BANK, , as a Lender

By: /s/ Anika Kirs
Name: Anika Kirs
Title: Vice President
[Signature Page S-5 to Astronics Amendment No. 1]